Exhibit 99.1

PHAZAR CORP Announces Second Quarter 2011 Financial Results

MINERAL WELLS, Texas--(BUSINESS WIRE)--January 19, 2011--PHAZAR CORP (Nasdaq: ANTP) announced today the unaudited results of operations for the quarter ended December 31, 2010.

Second Quarter Fiscal Year 2011

Revenues for the quarter were $2,321,528 up $173,242, or 8% from the $2,148,286 recast second quarter of fiscal year 2010. Prior year’s numbers are recast to reflect the change in our fiscal year end to June 30th from May 31st.

The gross profit margin for the quarter, at 38%, is down 18 percentage points from the 56% gross margin reported in the comparable period last year. Start up expenses related to new tower designs for a customer order was the primary factor in the decline.

Sales and administrative expenses were down 21% to $657,772 from $832,699 in the prior year, reflecting continued increase in plant utilization rates. Research and development costs of $234,135 were also down $92,502, or 28% from $326,637 last year.

The Company recognized a net income of $23,682, or $0.01 per share for the second quarter, compared to a net loss of $1,888, or $0.00 per share, in last year’s fiscal second quarter.

Six Month Period Ending December 31, 2010

The Company reported revenues for the six-month period of $4,857,832, an increase of $845,135, or 21% compared to $4,012,697 for the comparable period last year. Net income for the six-month period was $276,385, or $0.12 per share compared to a net loss of $287,494, or $0.13 per share for the comparable period last year.

Backlog of Orders

The Company’s backlog of orders on December 31, 2010, totaled $2,815,511 up 68% compared to backlog of $1,671,359 at December 31, 2009 and down 3% from May 31, 2010.

More information and analysis of PHAZAR CORP’s financial results will be provided in the management discussion and analysis of financial condition and results of operations in the Form 10-Q for the second quarter ended December 31, 2010, estimated to be filed with the Securities and Exchange Commission in late February, 2011.

The Form 10-Q will also be available at the SEC’s website at www.sec.gov and PHAZAR CORP’S website at www.phazarcorp.com.

Product information is available at www.antennaproducts.com and www.phazar.com.

The common stock of PHAZAR CORP is listed on the NASDAQ Capital Market under the trading symbol “ANTP”. This press release contains forward-looking information within the meaning of Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performances and underlying assumption and other statements, which are other than statements of historical facts. Certain statements contained herein are forward-looking statements and, accordingly, involve risks and uncertainties, which could cause actual results, or outcomes to differ materially from those expressed in the forward-looking statements. The Company’s expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including without limitations, management’s examination of historical operating trends, data contained in the Company’s records and other data available from third parties, but there can be no assurance that management’s expectations, beliefs or projections will result, or be achieved, or accomplished.

PHAZAR CORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2010 AND 2009

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Sales and contract revenues	$2,321,528	$2,148,286	$4,857,832	$4,012,697
Cost of sales and contracts	1,447,346	951,475	2,725,366	2,129,208
Gross profit	874,182	1,196,811	2,132,466	1,883,489
Gross profit margin %	38%	56%	44%	47%

Selling, general and administration expenses	657,772	832,699	1,340,738	1,699,757
Research and development costs	234,135	326,637	452,532	628,397
Total selling, general and administration expenses	891,907	1,159,336	1,793,270	2,328,154

Operating income (loss)	(17,725)	37,475	339,196	(444,665)

Other income
Interest income (net)	14,257	2,178	27,546	37,421
Other income	9,096	(32,247)	21,770	(23,220)
Total other income	23,353	(30,069)	49,316	14,201

Income (loss) from operations before income taxes	5,628	7,406	388,512	(430,464)

Income tax expense (benefit)	(18,054)	9,294	112,127	(142,970)

Net income (loss)	$23,682	$(1,888)	$276,385	$(287,494)

Basic income (loss) per common share	$0.01	$(0.00)	$0.12	$(0.13)

Diluted income (loss) per common share	$0.01	$(0.00)	$0.12	$(0.13)

Basic weighted average of common shares outstanding	2,305,713	2,299,330	2,305,186	2,298,530
Diluted weighted average of common shares outstanding	2,318,677	2,299,330	2,306,908	2,298,530

PHAZAR CORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2010 AND MAY 31, 2010

	December 31, 2010	May 31, 2010
	(Unaudited)	(Audited)
CURRENT ASSETS
Cash and cash equivalents	$1,085,240	$2,030,774
Accounts receivable:
Trade, net of allowance for doubtful accounts of $0
as of December 31, 2010 and May 31, 2010	1,678,897	748,671
Note receivable	599,993	432,146
Inventories	3,685,653	3,481,074
Prepaid expenses and other assets	67,706	95,586
Income taxes receivable	94,000	316,374
Deferred income taxes	96,439	105,314
Total current assets	7,307,928	7,209,939

Property and equipment, net	1,109,381	1,170,090

Long - term deferred income tax	249,605	232,188
TOTAL ASSETS	$8,666,914	$8,612,217

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$653,236	$477,111
Accrued liabilities	543,690	899,072
	-	-
Deferred revenues	51,351	207,514
Total current liabilities	1,248,277	1,583,697

TOTAL LIABILITIES	1,248,277	1,583,697

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS’ EQUITY
Preferred Stock, $1 par, 2,000,000 shares authorized, none issued
or outstanding, attributes to be determined when issued	-	-

Common stock, $0.01 par, 6,000,000 shares authorized
2,380,928 and 2,378,428 issued and outstanding	23,810	23,785
Additional paid in capital	4,480,474	4,403,261

Treasury stock, at cost, 74,691 shares in May and December, 2010	(215,918)	(215,918)
Retained earnings	3,130,271	2,817,392
Total shareholders’ equity	7,418,637	7,028,520

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$8,666,914	$8,612,217

PHAZAR CORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2010 AND 2009

	(Unaudited)
	Six Months Ended
	December 31, 2010	December 31, 2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$276,385	$(287,494)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation	65,813	67,388
Stock based compensation	66,510	148,462
Tax benefit for employee stock options
Deferred federal income tax	(23,559)	(103,192)
Changes in operating assets and liabilities:
Accounts receivable	(471,840)	248,572
Inventory	(253,934)	(225,976)
Income taxes receivable	192,769	(31,029)
Prepaid expenses	7,836	(8,715)
Accounts payable	(143,833)	(5,441)
Accrued expenses	83,610	(82,947)
Deferred revenues	22,647	-
Net cash used by operating activities	(177,596)	(280,372)

CASH FLOWS FROM INVESTING ACTIVITIES:
Funding of note receivable	(125,000)	(190,000)
Purchase of property and equipment	(16,003)	(7,712)
Purchase of treasury stock	-	-
Net cash used by investing activities	(141,003)	(197,712)

CASH FLOWS FROM FINANCING ACTIVITIES:
	-	-
Net cash provided by financing activities	-	-

Net decrease in cash and cash equivalents	(318,599)	(478,084)
CASH AND CASH EQUIVALENTS, beginning of period	1,403,839	3,036,602
CASH AND CASH EQUIVALENTS, end of period	$1,085,240	$2,558,518

CONTACT:
PHAZAR CORP
Kathy Kindle, 940-325-3301
Fax: 940-325-0716
kindle@phazarcorp.com